UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 20, 2017

OLD POINT FINANCIAL CORPORATION
 (Exact name of registrant as specified in its charter)

Virginia	000-12896	54-1265373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 West Mellen Street
Hampton, Virginia  23663
(Address of principal executive offices)  (Zip Code)

(757)728-1200
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.02  Termination of a Material Definitive Agreement.

On September 10, 2007, the Old Point National Bank of Phoebus (the Bank), a wholly-owned subsidiary of Old Point Financial Corporation (the Company), entered into a joint venture agreement with Tidewater Mortgage Services, Inc. (TMSI) to provide mortgage origination services through Old Point Mortgage, LLC (OPM), a joint venture between the Bank and TMSI. Per the terms of the joint venture agreement, TMSI and the Bank owned 51% and 49%, respectively, of OPM, and TMSI was the managing member. The parties' entry into this joint venture agreement was disclosed in the Company's current report on Form 8-K filed with the SEC on September 11, 2007.

On January 13, 2017, the Bank entered into a membership interest purchase agreement (the Purchase Agreement) with TMSI to purchase TMSI's 51% interest in OPM, with the Bank to be the sole member of OPM upon completion of the purchase. The parties' entry into the Purchase Agreement was disclosed in the Company's current report on Form 8-K filed with the SEC on January 20, 2017.

On April 20, 2017, the Bank completed its purchase of TMSI's interest in OPM, which terminates the joint venture agreement between TMSI and the Bank and makes OPM a wholly-owned subsidiary of the Bank as of that date. OPM's fair value is based on its financials as of March 31, 2017 and was determined by an independent third party. As a result of the fair value calculation, the Company expects to record income on the purchase of approximately $500 thousand in the second quarter of 2017. The exact amount of the income to be recorded is subject to additional review of the assumptions used in the final valuation report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Old Point Financial Corporation
Registrant

Date: April 26, 2017	/s/ Robert F. Shuford, Sr.
Robert F. Shuford, Sr.
Chairman of the Board
President & Chief Executive Officer